April 23, 2007

Mr. L.E. Smith
Chairman & Chief Executive Officer
Digital Lifestyles Group, Inc. and affiliates
1872 West Avenue, Suite 102
Crossville, TN 38555

Re: Side Letter

Dear Mr. Smith:

Reference is hereby made to that certain Security Agreement dated as of November 29, 2004 by and among Digital Lifestyles Group, Inc., a Delaware corporation (“DLFG”), hip-e Operating Company, Inc., a Delaware corporation, Northgate Operating Company, Inc., a California corporation and such other subsidiaries and/or affiliates of DLFG named in that certain Security Agreement or which thereafter became a party thereto (collectively, the “Company”) and Laurus Master Fund, Ltd. (“Laurus”) (the “Security Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement.

As of the date hereof, the Company owes Laurus principal pursuant to the terms of the Security Agreement and the Ancillary Agreements referred to therein in the aggregate amount of $1,900,000 (the “Outstanding Amount”). On the Settlement Effectiveness Date (as defined below), Laurus hereby agrees to deem the Outstanding Amount to be satisfied and repaid in full and to cancel (and to remit evidence of such cancellation to the Company) the Security Agreement and Ancillary Agreements (and to release any UCC filings of record); provided that obligations pursuant to indemnification and other provisions of the Security Agreement and Ancillary Agreements which by their terms survive the payment of the Outstanding Amount shall so survive. The “Settlement Effectiveness Date” shall mean the first date upon which each of the following conditions shall be satisfied: (i) each of DLFG and Laurus shall have executed and DLFG shall have delivered to Laurus its respective counterpart to this Side Letter (such date of execution and delivery by DLFG to Laurus, the “Closing Date”); (ii) on or prior to the Closing Date, DLFG shall have paid $50,000 to Laurus via wire transfer in immediately available funds (the “Initial Payment”) (see Exhibit A for wiring instruction information); (iii) on or before August 1, 2007, DLFG shall have paid to Laurus via wire transfer in immediately available funds an additional $150,000; (iv) on the Closing Date, DLFG shall have issued to Laurus and Laurus shall have received a duly executed seven year warrant to purchase 1,000,000 shares of the common stock of the Company with an exercise price of $0.40 per share substantially in the form attached hereto as Exhibit B, (the “Additional Warrant”) and (v) the Exercise Price set forth in the previously issued Warrant as part of the Ancillary Agreements is hereby amended to $0.40.

This letter may not be amended or waived except by an instrument in writing signed by the Company and Laurus. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

IN WITNESS WHEREOF, each of the parties hereto has executed this Side Letter or has caused this Side Letter to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

LAURUS MASTER FUND, LTD.

By: /s/ David Grin
Name: David Grin
Title: Director

DIGITAL LIFESTYLES GROUP, INC.

By:_/s/L.E.Smith
Name: L.E. Smith
Title: Chief Executive Officer